Exhibit 10.4

COASTAL FINANCIAL CORPORATION

ANNUAL INCENTIVE PLAN

I.	Introduction and Objectives

The Annual Incentive Plan (the “Plan”) is designed to recognize and reward participants for their collective and individual contributions to the success of Coastal Financial Corporation (the “Company”) and its affiliates, collectively referred to herein as the “Employer”. The Plan focuses on performance measures that are critical to the growth and profitability of the Company and its affiliates.

The objectives of the Plan are to:

•	Reward results, not effort.

•	Align the Employer’s strategic plan, budget, and shareholder interests with participant performance.

•	Motivate and reward participants for achieving /exceeding performance goals.

•	Align incentive pay with organizational performance.

•	Enable the Employer to attract and retain talent needed to drive the success of the Company.

•	Encourage teamwork.

II.	Performance Period/Plan Year

The performance period and the Plan operate on a calendar year basis (January 1st to December 31st) (the “Plan Year”).

III.	Incentive Award Opportunity

A.	The Compensation Committee of the Board of Directors (the “Committee”), determines each participant’s incentive award opportunity, calculated as a percentage of base salary for the Plan Year. Award opportunities vary based on participant roles and are approved by the Committee at the beginning of the Plan Year. For purposes of this Plan, “base salary” means the participant’s annual base salary at the beginning of the Plan Year, ignoring any cash deferred under the Employer’s 401(k) plan, health and welfare plans or nonqualified compensation plans. Base salary does not include any bonuses, commissions, reimbursed expenses, employer credits or contributions.

B.	The Committee, in coordination with the President and Chief Executive Officer, determines the performance measures, goals, and weightings at the beginning of the Plan Year. Performance measures are the criteria for which awards may be paid. Performance measures may be financial or non-financial. Goals are the specific results required to achieve a certain level of performance. Goals may be quantitative or qualitative. For each performance measure, a threshold, target and maximum is established. “Threshold” is the minimum level of performance for which an award is paid. If performance is below threshold, the payout is zero. Performance at threshold results in a payment equal to a percentage of the targeted incentive opportunity, as determined by the Committee. “Target” is expected level of performance. Performance at target results in a payment equal to 100% of the targeted incentive opportunity. “Maximum” is exceptional performance. Performance at or above maximum results in a payment equal to a percentage of the participant’s targeted incentive opportunity, as determined by the Committee, which shall be the highest amount to be paid under the Plan. Intermediate performance levels between threshold and target and target and maximum shall be established. Payment shall be based on performance level achieved. Weightings are used to differentiate the relative importance/priority of the performance measures. Each performance measure is weighted a minimum of 5%, and the total of all performance measures for a Plan Year equals 100%.

IV.	Performance Measures

Incentive awards shall be based on achievement during a Plan Year of a level or levels of, or increases in, one or more of the following performance measures, or any other performance measure reasonably determined by the Committee, with respect to the Company: return measures; revenues; income/earnings measures; expense measures; balance sheet/risk management measures; share price measures; or other strategic objectives. Performance criteria may be measured on an absolute or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index or one or more of the performance goals themselves. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

The Committee may adjust any performance measure to the extent necessary to prevent dilution or enlargement of an award as a result of extraordinary events or circumstances, as determined by the Committee in its sole discretion, or to exclude the effects of extraordinary, unusual, or non-recurring items, such as (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) acquisitions, mergers, or divestitures (including non-recurring transaction-related expenses); (f) securities offerings; and (g) other special charges or extraordinary items as approved by the Committee, in its sole discretion.

In addition to evaluating Company performance, the Compensation Committee will consider each participant’s individual performance review when determining payouts under this Plan.

V.	Determining Payouts and the Distribution of Incentive Awards

A.	Each participant is given a performance scorecard for the Plan Year. The scorecard sets forth the performance measures applicable to the participant, a comparison of actual performance to the established goals, and the participant’s performance review rating for the applicable Plan Year. Upon review of the achievement of the performance measures, the Chief Financial Officer completes a scorecard for each of the Plan participants and provides the scorecard, in the case of the President and Chief Executive Officer, to the Committee, and, in the case of the other participants, to the President and Chief Executive Officer, who evaluates the achievement of the performance measures and reviews the results with the Committee. The President and Chief Executive Officer may recommend adjustment of any incentive award based on qualitative considerations of corporate and individual performance. However, the Committee shall retain discretion to increase or reduce the amount of any incentive payment otherwise payable to any participant under this Plan.

B.	Cash-based incentive awards will be paid before the end of the first quarter following the applicable Plan Year. Participants recognize taxable income upon the distribution of cash-based awards and the payments are subject to tax withholding for required income and other applicable taxes.

C.	Equity-based incentive awards will be made under the Company’s 2018 Omnibus Incentive Plan, or any successor plan, and shall vest over the period fixed by the Compensation Committee. All other terms and conditions of such equity-based awards shall be governed by the terms and conditions of the 2018 Omnibus Incentive Plan and the applicable award agreement.

VI.	Terms and Conditions

A.	Eligibility

The Company’s President and Chief Executive Officer participates in the Plan unless the Board of Directors deems otherwise. The President and Chief Executive Officer recommends other executives/senior officers for participation in the Plan for approval by the Board of Directors. New hires must be employed prior to October 1st to be eligible to participate in the Plan for the performance period. New hires that meet the eligibility criteria and are hired prior to October 1st of the Plan Year will receive a pro-rated award based on the number of full months worked during the Plan Year. New hires employed on or after October 1st are not eligible to receive an award for the current Plan Year.

B.	Effective Date

This Plan is effective as of January 1, 2018.

C.	Program Administration

The Plan is authorized by the Compensation Committee, implemented by the Chief Financial Officer and administered by the Human Resources Department.

D.	Program Changes or Discontinuance

We have developed the Plan based on existing business, market and economic conditions; current services; and staff assignments. If changes occur that affect these conditions, services, assignments, or forecasts, we may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Committee may, in its sole discretion, waive, change or amend the Plan as it deems appropriate and at any time.

E.	Promotions and Transfers

If a participant changes his/her role or is promoted during the Plan Year such that the incentive award opportunity changes, he/she will be eligible for the new position’s incentive award opportunity on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

F.	Termination of Employment

Unless otherwise noted in this Plan, a participant must be employed by the Employer through the last day of the Plan Year in order to be eligible to receive the award. (See exceptions for death and retirement below.)

G.	Death or Retirement

In the event of a participant’s death, the Employer will pay to the participant’s estate the pro rata portion of the award earned for the Plan Year in which the participant dies. Said award will be determined based on the participant’s base salary as of his or her date of death.

If a participant retires upon the attainment of Normal Retirement Age (as defined in the Company’s tax-qualified retirement plan), the participant will be eligible to receive an award earned for the Plan Year in which he or she retires if he or she is actively employed through October 1st. In addition, if the participant retires prior to the distribution of an award from a prior Plan Year, the participant will receive the award that the participant would have received had the participant been employed as of the date of distribution of the award payout.

H.	Clawback

By accepting any compensation paid or otherwise made available to a participant under this Plan, the participant agrees to the terms and conditions of this Plan (including, without limitation, this Section VI.H.). The participant agrees to repay any compensation previously paid or otherwise made available to the participant under this Plan that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), or any compensation “clawback” or recoupment policy of the Employer applicable to similarly-situated employees of the Employer or required to comply with applicable law (as may be amended from time to time and as may hereafter be adopted). Any participant whose award payout becomes subject to forfeiture or clawback shall promptly return any payment received under this Plan that is identified by the Employer by written notice to the participant. If the participant fails to return such payment promptly, the Employer may deduct such amount from other compensation owed to the participant by the Employer as an advancement of wages, and the participant’s acceptance of the applicable award represents his or her acknowledgment and agreement to such deduction. The participant acknowledges the rights of the Employer to engage in any legal or equitable action or proceeding in order to enforce the provisions of this section.

VII.	Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Employer’s interpretation expressed by the Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the participant to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the participant would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity injurious to the Company will upon termination of service forfeit any incentive award earned during the award period in which the termination occurred.

VIII.	Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Employer, nor will the Plan interfere with the right of the Employer to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between participant and the Employer is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Washington.

No payments are intended to constitute deferred compensation subject to Section 409A of the Internal Revenue Code, unless a participant elects to defer a payment pursuant to a deferred compensation plan that is intended to comply with such Internal Revenue Code section.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This Plan was approved by the Board of Directors on June 15, 2018.